Exhibit 99.2

FAMILY DOLLAR BOARD OF DIRECTORS REJECTS REVISED PROPOSAL FROM

DOLLAR GENERAL BASED ON ANTITRUST ISSUES

FAMILY DOLLAR BOARD REAFFIRMS RECOMMENDATION IN SUPPORT OF

TRANSACTION WITH DOLLAR TREE

DOLLAR TREE COMMITS TO DIVEST AS MANY STORES AS

REQUIRED FOR ANTITRUST APPROVAL

DOLLAR TREE TRANSACTION EXPECTED TO CLOSE AS EARLY AS END OF NOVEMBER

MATTHEWS, NC – September 5, 2014 – Family Dollar Stores, Inc. (NYSE:FDO) announced today that its Board of Directors has unanimously rejected the revised, non-binding proposal made by Dollar General Corporation (NYSE:DG) on September 2, 2014, on the basis of antitrust regulatory considerations.

Family Dollar’s merger agreement with Dollar Tree contains a customary provision that permits Family Dollar to enter into discussions and share information with any competing bidder, but only if the Board is able to determine that failure to do so would be inconsistent with its fiduciary duties and that the unsolicited, written proposal from the competing bidder would be reasonably expected to lead to a proposal that is not only financially superior, but also “reasonably likely to be completed on the terms proposed.”

Howard R. Levine, Chairman and CEO of Family Dollar, said, “Our Board of Directors, with the assistance of outside advisors and consultants, reviewed all aspects of Dollar General’s revised proposal and unanimously concluded that it is not reasonably likely to be completed on the terms proposed. There is a very real and material risk that the transaction proposed by Dollar General would fail to close, after a lengthy and disruptive review process. Accordingly, our Board has rejected Dollar General’s revised proposal and reaffirmed its support of the transaction with Dollar Tree, which delivers attractive value in the form of immediate upfront cash and upside participation in a combined Dollar Tree-Family Dollar entity, as well as closing certainty.”

Ed Garden, a Family Dollar director and co-founder and Chief Investment Officer at Trian Fund Management, L.P., a large shareholder of the Company, stated, “We are focused on delivering to Family Dollar shareholders the highest value with certainty, and the Dollar Tree transaction does just that. Dollar Tree has taken the antitrust risk off the table by committing to divest as many stores as necessary to obtain antitrust clearance. We remain fully committed to the Dollar Tree transaction.”

Mr. Garden continued, “Dollar General’s revised proposal, on the other hand, does not eliminate regulatory risk for Family Dollar shareholders. Dollar General has repeatedly stated that antitrust is not a risk, yet they have put forth proposals that require Family Dollar shareholders to bear the ultimate risk. Receiving a reverse breakup fee with an after-tax value of less than $3 a share does virtually nothing to compensate the Family Dollar shareholders for assuming that risk.”

The Family Dollar Board’s unanimous determination to reject Dollar General’s revised proposal and to accept Dollar Tree’s commitment to divest as many stores as required for antitrust approval follows the unanimous recommendation of a committee of four non-management independent directors that has been overseeing the Company’s consideration and exploration of strategic alternatives since January 2014. This committee consists of Glenn A. Eisenberg, Ed Garden, George R. Mahoney, Jr., and Harvey Morgan.

Understanding the Antitrust Risks

In rejecting Dollar General’s revised proposal, the Family Dollar Board took into account, after consultation with its outside advisors, the following considerations:

•	Federal Trade Commission (“FTC”) Review. Family Dollar, unlike Dollar General, is already deeply involved in the FTC’s review of its transaction with Dollar Tree and has seen first-hand the issues and types of evidence that the FTC is focusing on, all of which have completely confirmed its regulatory analysis.

•	The FTC’s antitrust analysis in retail mergers is well established. The FTC examines specific evidence – actual pricing data, pricing policies, and internal company documents – to determine whether a transaction is likely to lead to higher consumer prices. The mere fact that other retailers sell the same products is not a sufficient defense if these other retailers do not impose the same pricing constraints that the parties to the proposed merger impose on each other. Specifically, the FTC asks what would happen under each of the merging parties’ current pricing policies if the parties no longer had to compete with each other. In the past, where merging parties have used “zone pricing” to lower prices only in local geographies where they compete with each other, the FTC has taken the position that prices will go up post-merger and has challenged or blocked mergers on that basis.

•	The FTC has already seen extensive evidence that Dollar General is a major factor in Family Dollar’s pricing. Far more than 1,500 Family Dollar stores are in zones where pricing is based solely on the presence of local Dollar General stores, and thousands more are in zones where pricing is based on both Dollar General and Wal-Mart stores nearby. The FTC’s antitrust policy guidelines and precedents and Family Dollar’s first-hand experience with the FTC over the last several weeks confirm the serious risk that the FTC will take the position that Family Dollar’s pricing policies would immediately lead to higher prices in thousands of locations if Dollar General were no longer an independent competitor.

•	There is a substantial risk that the FTC will assert that a transaction between Family Dollar and Dollar General will lead to higher pricing, regardless of how Dollar General sets its own prices. The FTC’s Horizontal Merger Guidelines and consistent enforcement policy make clear that it will look at both sides of the equation – how Dollar General affects Family Dollar’s pricing, and vice versa. Dollar General’s assertion that the FTC will only focus on its documents and pricing policies is incorrect and misleading.

•	Dollar General does not assert that Family Dollar has no effect on its prices. Rather, Dollar General says that its own pricing is driven “primarily” by Wal-Mart. Presumably the limited nature of Dollar General’s statement is because some of Dollar General’s prices are set based on Family Dollar, particularly in the thousands of local areas where Wal-Mart is absent. Dollar General indicates that around 25% of SKUs may be priced based on local pricing zones. The FTC will likely be concerned that these prices will increase due to the transaction, and much more than 25% of the volume and revenue may be impacted, as Family Dollar believes that Dollar General uses zone pricing for many high-volume or high-revenue SKUs. Thus, the volume and revenue associated with these zone priced SKUs may be much more significant than the number of zone priced SKUs.

•	Dollar General has acknowledged its similarity to Family Dollar. Richard Dreiling, Dollar General’s Chief Executive Officer, complicated the antitrust defense of its own proposal considerably by publicly suggesting, at the time of the initial proposal, that Family Dollar is a more important competitor to Dollar General than even the small format Wal-Mart stores: “I will tell you [Wal-Mart has] opened up several [new stores] against us. In all honesty, the hit we’ve taken on those so far has actually been less than what happens when a Family Dollar opens up.”

•	The FTC will review the potential impact of the transaction on competition in very narrow local geographies since, as Dollar General notes, the FTC will evaluate competition for “fill-in” trips. A Dollar General merger with Family Dollar would involve nearly 20,000 stores, and the sheer number of local retail overlaps would be among the greatest the FTC has ever reviewed. Dollar General and Family Dollar compete in thousands of local geographies, with more than 6,000 Family Dollar stores competing with a Dollar General store within three miles. Many of these stores – far more than 1,500 – do not have a Wal-Mart within the same distance. The FTC’s detailed review of so many local geographic areas would likely result in a prolonged review process. Further, the FTC will likely give this proposed transaction particularly close scrutiny because both Dollar General and Family Dollar focus on selling basic needs at low prices to lower-income customers. Finally, before approval, the FTC would likely require that Dollar General find a divestiture buyer and negotiate and execute an acceptable divestiture agreement. The divestiture buyer would need to be an entity that would be able to maintain the pre-merger competitive impact of these stores. All told, the FTC’s review of a Dollar General acquisition could take close to a year or longer if the transaction ends up in litigation.

•	Family Dollar and Dollar Tree anticipate receiving a request for additional information (“Second Request”) from the FTC. A Second Request has been expected, even though Dollar Tree and Family Dollar, unlike Dollar General and Family Dollar, have very different business models, generally sell different products, are not close competitors, and have limited geographic overlap. In addition, Dollar Tree’s role in Family Dollar’s pricing is insignificant. The fact that a Second Request is expected for the Dollar Tree transaction clearly shows the very close scrutiny a Dollar General transaction would receive.

Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Family Dollar and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed merger between Dollar Tree and Family Dollar, on August 11, 2014, Dollar Tree filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that included a preliminary proxy statement of Family Dollar that also constitutes a prospectus of Dollar Tree. The registration statement has not yet become effective. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to stockholders of Family Dollar. INVESTORS AND SECURITY HOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Dollar Tree and Family Dollar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Dollar Tree will be available free of charge on Dollar Tree’s internet website at www.DollarTree.com under the heading “Investor Relations” and then under the heading “Download Library” or by contacting Dollar Tree’s Investor Relations Department at 757-321-5284. Copies of the documents filed with the SEC by Family Dollar will be available free of charge on Family Dollar’s internet website at www.FamilyDollar.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by contacting Family Dollar’s Investor Relations Department at 704-708-2858.

Participants in the Solicitation

Dollar Tree, Family Dollar, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Family Dollar common stock in respect of the proposed merger between Dollar Tree and Family Dollar. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger are set forth in the proxy statement/prospectus filed with the SEC. You can also find information about Dollar Tree’s and Family Dollar’s directors and executive officers in their respective definitive proxy statements filed with the SEC on May 12, 2014 and December 6, 2013, respectively. You can obtain free copies of these documents from Dollar Tree or Family Dollar using the contact information above.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. For example, the unsolicited non-binding proposal from Dollar General may not result in a definitive agreement for an alternative business combination transaction. The forward looking statements contained herein include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the unsolicited non-binding proposal from Dollar General for an alternative business combination transaction, the financing of the proposed transactions, the benefits, results, effects and timing of the proposed transactions, future financial and operating results, and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

Risks and uncertainties related to the proposed mergers include, among others: the risk that Family Dollar’s stockholders do not approve either merger; the risk that regulatory approvals required for either merger are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund either transaction is not obtained; the risk that the other conditions to the closing of either merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of either merger; uncertainties as to the timing of either merger; competitive responses to either proposed merger; response by activist stockholders to either merger; costs and difficulties related to the integration of Family Dollar’s business and operations with Dollar Tree’s or Dollar General’s business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by either merger; uncertainty of the expected financial performance of the combined company following completion of either proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with either proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from either merger; litigation relating to either merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by Family Dollar, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in Family Dollar’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, Family Dollar’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, and other reports filed by Family Dollar with the SEC, which are available at the SEC’s website http://www.sec.gov.

Please read our “Risk Factors” and other cautionary statements contained in these filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Family Dollar undertakes no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.

About Family Dollar

For more than 54 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 8,100 stores in rural and urban settings across 46 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR CONTACTS:

INVESTOR CONTACT:

Kiley F. Rawlins, CFA

(704) 708-2858

krawlins@familydollar.com

MEDIA CONTACT:

Matthew Sherman / Jamie Moser/ Averell Withers

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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